Exhibit 21

MOLSON COORS BREWING COMPANY AND SUBSIDIARIES
SUBSIDIARIES OF THE REGISTRANT
        The following table lists our significant subsidiaries and the respective jurisdictions of their organization or incorporation as of December 31, 2017. All subsidiaries listed below are included in our consolidated financial statements.

Name	State/province/country of organization or incorporation
Coors Brewing Company d/b/a Molson Coors International	Colorado
CBC Holdco 2 LLC	Colorado
CBC Holdco LLC	Colorado
Newco3, Inc.	Colorado
CBC Holdco 3, Inc.	Colorado
Coors International Holdco 2, ULC	Nova Scotia
Molson Coors International General, ULC	Nova Scotia
Molson Canada 3 ULC	British Columbia
Molson Coors International LP	Delaware
Molson Coors Callco ULC	Nova Scotia
Molson Coors Canada Holdco, ULC	Nova Scotia
Molson Coors Canada Inc.	Canada
Molson Canada 1 ULC	British Columbia
Molson Canada 2 ULC	British Columbia
Molson Holdco, ULC	Nova Scotia
Molson Inc.	Canada
MC Alberta LP f/k/a MC UK Holdings LP	Alberta
Molson Canada Company	Nova Scotia
Molson Canada 2005	Ontario
3230600 Nova Scotia Company	Nova Scotia
Molson Coors (UK) Holdings LLP	United Kingdom
Molson Coors Cayman 2 Company	Cayman Islands
Golden Acquisition	United Kingdom
Molson Coors Holdings Limited	United Kingdom
Molson Coors Brewing Company (UK) Limited	United Kingdom
Molson Coors Holdco Inc.	Delaware
Molson Coors European Finance Company	Luxembourg
Molson Coors Lux 1	Luxembourg
Molson Coors Cayman Company	Cayman Islands
Molson Coors European Holdco Limited	United Kingdom
Molson Coors Lux 2	Luxembourg
Molson Coors Netherlands B.V. f/k/a Starbev Netherlands B.V.	Netherlands
Pivovary Staropramen s.r.o. f/k/a Molson Coors Czech s.r.o.	Czech Republic
MC Holding Company LLC	Colorado
MillerCoors LLC	Delaware
MillerCoors Holdings LLC	Colorado
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